EXHIBIT 10.76

Letter of Indemnification
Dated 14 January 2011
Reynolds Group Holdings Limited
for the benefit and in favour of
the Indemnitees defined in this Letter of Indemnification
(Germany — SIG)

THIS LETTER OF INDEMNIFICATION (this “Letter”) is dated on 14 January 2011 and made between
Reynolds Group Holdings Limited (registered in New Zealand whose registered office is at c/- Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand) (“RGHL”);
and
Each Indemnitee (as defined below).
BACKGROUND
A.	As part of the Reynolds group of companies (the “Reynolds Group”), each German Subsidiary (as defined below) is a borrower, guarantor and/or security provider (as relevant) in respect of the Reynolds Group’s existing financing arrangements (the “Existing Financing Arrangements”), including, without limitation, by:
(a)	borrowing under and/or providing a guarantee and/or security (as applicable) with respect to the senior secured credit agreement dated as of November 5, 2009, between, among others, RGHL, the borrowers listed therein and Credit Suisse AG, as amended by (i) Amendment No. 1, dated as of January 21, 2010, (ii) an amendment and assumption agreement dated as of May 4, 2010, (iii) an amendment and assumption agreement dated as of September 30, 2010 and (iv) each guarantor joinder entered into from time to time (the “Senior Secured Credit Facilities”);

(b)	providing a guarantee and/or security (as applicable) with respect to the 7.75% senior secured notes due 2016 issued by members of the Reynolds Group in aggregate principal amounts of US$1,125,000,000 and €450,000,000 pursuant to an indenture dated November 5, 2009 (the “2009 Notes”); and

(c)	providing a guarantee and security with respect to the 7.125% senior secured notes due 2019 issued by members of the Reynolds Group in aggregate principal amounts of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 (the “2010 Secured Notes”),
(the Senior Secured Credit Facilities, the 2009 Notes and the 2010 Secured Notes being together, the “Existing Secured Indebtedness”);
(d)	providing a guarantee with respect to certain notes issued by members of the Reynolds Group, including (i) 8% senior notes due 2016 issued in an aggregate principal amount of €480,000,000 pursuant to an indenture dated June 29, 2007, (ii) 9.5% senior subordinated notes due 2017 issued in an aggregate principal amount of €420,000,000 pursuant to an indenture dated June 29, 2007, (iii) 8.5% senior notes due 2018 issued in an aggregate principal amount of US$1,000,000,000 pursuant to an indenture dated May 4, 2010 and (iv) 9.0% senior notes due 2019 issued in an aggregate principal amount of US$1,500,000,000 pursuant to an indenture dated October 15, 2010 ((i), (ii), (iii) and (iv) are together, the “Existing Notes”); and
(e)	being party to the intercreditor arrangements in respect of the guarantees, indebtedness and security described above (the “Intercreditor Arrangements”).
B.	It is currently intended that additional debt will be incurred in order to, without limitation, (i) repay some or all of the debt incurred pursuant to the Senior Secured Credit Facilities and/or (ii) increase the amount of cash available to certain members of the Reynolds Group, including, without limitation, for general corporate purposes, to pay fees and/or expenses in connection with the Transactions (as defined below) and/or to fund future acquisitions.

C.	In connection with such incurrence of indebtedness, it is intended that the Existing Financing Arrangements be supplemented and/or amended. Each German Subsidiary (as defined below) may, among other things, be required to do some or all of the following:
(a)	provide a guarantee in respect of the issue of new senior unsecured notes by indirect subsidiaries of RGHL (the “New Unsecured Notes”), and enter into a purchase agreement and registration rights agreement relating to the New Unsecured Notes;

(b)	provide a guarantee and security in respect of the issue of new senior secured notes by indirect subsidiaries of RGHL (the “New Secured Notes”) which will be secured on a pari passu basis with the security granted by each German Subsidiary in respect of the Existing Secured Indebtedness, and enter into a purchase agreement and registration rights agreement relating to the New Secured Notes; it is intended that the aggregate amount of New Secured Notes and New Unsecured Notes issued will not exceed US$2,000,000,000;

(c)	publish offering documents in respect of the New Secured Notes and the New Unsecured Notes, together with entering into agreements relating to both the underwriting of those notes by the initial note purchasers and the future registration of those notes (and consequent tender offer) with the US Securities Exchange Commission;

(d)	in addition to (whether contemporaneously or otherwise), or instead of, the issue of the New Secured Notes and/or the New Unsecured Notes, enter into an amendment and/or restatement agreement relating to the Senior Secured Credit Facilities to (i) allow for the incurrence of additional indebtedness (the “Additional Bank Debt”) that will be incurred to repay some or all of the existing tranches of debt under the Senior Secured Credit Facilities, or into which some or all of the existing tranches of debt under the Senior Secured Credit Facilities will be converted or rolled over, (ii) reflect any repayment of debt made from the proceeds of the Additional Bank Debt, the New Unsecured Notes and/or the New Secured Notes and/or (iii) any amendments that are agreed with the Lenders (as defined therein) to update certain of the commercial terms, including, without limitation, relating to pricing, maturity and commercial and financial covenants (the “Amendment Agreement”);

(e)	provide certain affirmations, re-affirmations and/or confirmations that its guarantees currently in place in respect of the Existing Secured Indebtedness continue in full force and effect notwithstanding the Transactions (as defined below) and extend to the New Secured Notes;

(f)	provide any amendment, restatement, affirmation, re-affirmation, supplement, extension, confirmation or release and retake of security, or grant of new or additional security (which may be second or third ranking) in respect of collateral under the applicable agreements, instruments or other documents creating security interests in respect of the Existing Secured Indebtedness (the “Security Documents”) in order to provide that such Security Documents (i) secure obligations with respect to the New Secured Notes on a pari passu basis with the Existing Secured Indebtedness to the extent possible and (ii) continue to secure obligations in respect of the Existing Secured Indebtedness; and/or

(g)	enter into such amendments, supplements, joinders or other documents in connection with the Intercreditor Arrangements to the extent required as may be necessary to give effect to the proposed new structure, together, the “Transactions”. The documents relating to the Transactions are collectively, the “Transaction Documents”.

D.	RGHL has agreed to provide an indemnity to the Indemnitees (as defined below) in respect of the Transactions, as further described below.
It is the intention of RGHL that this document be executed as a Letter of Indemnification (this “Letter”) in favour and for the benefit of each Indemnitee.

IT IS AGREED as follows:
1.	Definitions

“Director” means any managing director (Geschäftsführer), in the case of SIG Euro Holding AG & Co. KGaA, members of the board of directors (Verwaltungsrat) of its general partner SIG Reinag AG.

“German Subsidiary” means each company and partnership listed in Part A of the Schedule to this Letter.

“Indemnitee” means each person listed in Part B of the Schedule to this Letter.

“Indemnitee Company” means, in relation to an Indemnitee, any German Subsidiary of which an Indemnitee is a Director.

2.	Indemnification

RGHL shall — upon first demand (auf erstes Anfordern) — indemnify (freistellen) each Indemnitee against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of an Indemnitee Company in his or her capacity as a Director of the Indemnitee Company in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions.

3.	Limitations on Indemnification

Notwithstanding any other provision of this Letter, an Indemnitee shall not be entitled to indemnification under this Letter:
(a)	to the extent such indemnification is not permitted by applicable laws; or

(b)	to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the relevant Indemnitee under an insurance policy, unless the Indemnitee assigns to RGHL any related payments claims under such insurance policy; or

(c)	to the extent that payment has or will be made to the relevant Indemnitee by the relevant Indemnitee Company or any affiliate of RGHL otherwise than pursuant to this Letter.

4.	Indemnification Procedure
4.1.	Each Indemnitee shall give RGHL notice in writing (including by e-mail or telefax) as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Letter. To obtain indemnification payments or advances under this Letter, an Indemnitee shall submit to RGHL a written request therefore, together with such invoices or other supporting information as may be reasonably requested by RGHL and reasonably available to the relevant Indemnitee. Subject to clause 4.2, RGHL shall make such indemnification payment within 10 business days of receipt of such invoices and supporting information.

4.2.	Each Indemnitee shall be obliged as soon as practicable to claim his rights under any applicable insurance policy and shall assign to RGHL any related payments claims under such insurance policy. However this clause 4.2 does not affect the Indemnitee’s right to indemnification under clause 2 above.

4.3.	For the avoidance of doubt, an Indemnitee shall not forego any rights to indemnification under this Letter where he fails to give notice within the period specified in sentence 1 (“as soon as practicable”) of this clause 4.
5.	Severability

If any provision or provisions of this Letter shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Letter and this Letter as such shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.
6.	Governing law and jurisdiction; Language

This Letter shall be governed by and its provisions construed in accordance with German law. For the benefit of each Indemnitee, RGHL submits to the non-exclusive jurisdiction of the courts of Neuss (Germany) to settle any dispute arising out of or in connection with this Letter (including any dispute regarding the existence, validity or termination of this Letter).

Whenever an English term of this Letter is followed by a German term in parenthesis, the German term shall prevail for the purpose of construction of this Letter.
7.	Amendments

No amendment or modification of this Letter shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Letter.

This Letter Agreement has been executed as of the date stated at the beginning hereof.

Reynolds Group Holdings Limited
/s/ Gregory Cole
Name:	Gregory Cole

Schedule
Part A
List of German Subsidiaries
•	SIG Beverages Germany GmbH

•	SIG Combibloc Holding GmbH

•	SIG Combibloc Systems GmbH

•	SIG Combibloc GmbH

•	SIG Combibloc Zerspanungstechnik GmbH

•	SIG Information Technology GmbH

•	SIG International Services GmbH

•	SIG Vietnam Beteiligungs GmbH

•	SIG Euro Holding AG & Co KGaA

Part B
List of Indemnitees
•	Marco Haussener

•	Joachim Frommherz

•	Holger Christian Dickers

•	André Rosenstock

•	Christian Alt

•	Henrik Wagner

•	Herman-Josef Bücker

•	Timo Snellman

•	Dr Franz-Josef Collin

•	Thomas Kloubert

•	Oliver Betzer